UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), February 3, 2005 (February 1, 2005)

Diversified Corporate Resources, Inc.
(Exact name of registrant as specified in its charter)
Texas	0-13984	75-1565578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10670 N. Central Expressway, Suite 600, Dallas, Texas	75231
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972)-458-8500
_______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2005, Diversified Corporate Resources, Inc., a Texas corporation (the "Company"), Datatek Group Corporation, a Texas corporation and wholly-owned subsidiary of the Company that is headquartered in Phoenix, Arizona ("Datatek"), Axtive Corporation ("Axtive"), and Axtive Acquisition Corp., a wholly-owned subsidiary of Axtive ("Axtive Sub"), entered into an Asset Purchase Agreement for the Company to sell substantially all of Datatek's assets to Axtive Sub. The consideration that will be received by the Company for the divested assets of Datatek will be $4.5 million in cash, plus 15,333,333 shares of Axtive's common stock, and the assumption by Axtive Sub of specified liabilities of Datatek. The cash purchase price received at closing may be increased by up to $0.5 million based on the amount of Datatek's accounts receivable. For purposes of the acquisition, the shares of Axtive's common stock are valued at $4,600,000. The Company plans to use the cash received by the Company in this transaction as follows: (i) to pay off a loan secured by the accounts receivable of Datatek, in order to release the lien held by one of the Company's senior lenders on such accounts receivable, which constitute almost all of the assets that will be acquired by Axtive Sub, (ii) to pay all delinquent payroll taxes of Datatek and another of the Company's subsidiaries, in order to release the liens on Datatek's assets held by the Internal Revenue Service, and (iii) any remaining cash would be used for general corporate purposes.

The acquisition is expected to close during February 2005, subject to the following conditions: (i) Axtive and Axtive Sub must obtain at least $6.0 million of financing on terms satisfactory to Axtive, (ii) the Company redeems at least 150,000 shares of the Company's Series A Convertible Voting Preferred Stock ("Preferred Stock"), of which 211,875 shares are currently outstanding, by exchanging shares of Axtive common stock to be received by the Company at closing for such shares of Preferred Stock, on terms satisfactory to the Company (the Company can waive this requirement), (iii) the parties receive certain required consents, and (iv) Axtive and the Company provide each other with satisfactory disclosure schedules, as well as other customary conditions to closing. The Company cannot provide any assurances that the conditions set forth in the preceding sentence will be satisfied or that closing of this transaction will occur.

An individual who serves as a director of Axtive and is an affiliate of a principal stockholder of Axtive is also an affiliate of one of the holders of the Company's Preferred Stock, but such individual does not sit on the Company's Board of Directors, and he did not otherwise participate in the approval of this transaction by the Company's Board of Directors.

The Company issued a press release on February 3, 2005 announcing that it had entered into the Asset Purchase Agreement. The full text of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

    Financial statements of businesses acquired.

    None.

    Pro forma financial information.

    None.

    Exhibits.

No.	Description
99.1	Company Press Release dated February 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED CORPORATE RESOURCES, INC.
Date: February 3, 2005	By: /s/ J. MICHAEL MOORE
J. Michael Moore
Chairman and Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Company Press Release dated February 3, 2005